UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

under

THE SECURITIES ACT OF 1933

Commission File No. 001-08183

SUPREME INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	75-1670945
(State of incorporation)	(I.R.S. Employer Identification No.)

2581 E. Kercher Road
P.O. Box 237
Goshen, Indiana 46528
(Address of Principal Executive Offices)

SUPREME INDUSTRIES, INC.
AMENDED AND RESTATED 2004 STOCK OPTION PLAN
(Full title of the plan)

RICE M. TILLEY, JR.
HAYNES AND BOONE, LLP
201 MAIN STREET, SUITE 2200
FORT WORTH, TEXAS 76102
(817) 347-6611
(Name, address, and telephone number of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Class A Common Stock (par value $.10 per share)	250,000	$6.42	$1,605,000	$49.27

(1)    Issuable upon exercise of options and the issuance of restricted stock not yet granted under Registrant’s Amended and Restated 2004 Stock Option Plan (the “Plan”).  Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such indeterminable number of additional shares as may become deliverable due to future adjustments under terms of the Plan.  600,000 shares under the Registrant’s initial 2004 Stock Option Plan were registered effective August 26, 2004 (Registration File No. 333-118584).

(2)    Estimated in accordance with Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee.  The estimates of the proposed maximum offering price per share and the proposed maximum aggregate offering price are based on the average of the high and low prices of the Class A Common Stock as reported on the American Stock Exchange on May 25, 2007, given that the price, at which options to be granted in the future may be exercised, is not currently determinable.

This Registration Statement shall be deemed to cover securities resulting from stock splits, stock dividends, or similar transactions as provided in Rule 416(c) of the Securities Act.  Pursuant thereto, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the stock awards plan described herein.

Part I

Pursuant to the introductory Note to Part I of Form S-8, the information required by Item 1 (Plan Information) and Item 2 (Registrant Information and Employee Plan Annual Information) is not filed as part of this Registration Statement.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.        Incorporation of Documents by Reference.

The following documents, previously filed (Commission File No. 1-8183) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are, as of their respective dates, incorporated in this Registration Statement by reference and made a part hereof:

(1)                                 The Annual Report on Form 10-K of Supreme Industries, Inc. (the “Company” or “Registrant”) for the fiscal year ended December 30, 2006; and

(2)                                 All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in (1) above.

All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all of the securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in and a part of this Registration Statement from the date of filing of such documents.

Any statement contained in a document incorporated, or deemed to be incorporated, by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in a subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.        Description of Securities.

Not applicable.

Item 5.        Interests of Named Experts and Counsel.

Not applicable.

Item 6.        Indemnification of Directors and Officers.

The Company’s Certificate of Incorporation and Bylaws, and Indemnification Agreements between the Company and certain of its directors and officers, provide that the Company shall indemnify all directors and officers of the Company to the full extent permitted by the Delaware General Corporation Law.   Under such provisions any director or officer who, in his capacity as such, is made or threatened to be made, a party to any suit or proceeding, shall be indemnified if such director or officer acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company.  The Certificate of Incorporation, Bylaws, such Indemnification Agreements, and the Delaware General Corporation Law further provide that such indemnification is not exclusive of any other rights to which such individuals may be entitled under the Certificate of Incorporation, Bylaws, such Indemnification Agreements, or any Agreement, vote of stockholders or disinterested directors, or otherwise.

Item 7.        Exemption from Registration Claimed.

Not applicable.

Item 8.        Exhibits.

Exhibit Number	Description

4.1	Amended and Restated 2004 Stock Option Plan.

5.1	Opinion of Counsel as to legality of securities being registered.

23.1	Consent of Counsel (contained in Exhibit 5.1).

23.2	Consent of Independent Registered Public Accounting Firm.

24.1	Power of Attorney.

Item 9.        Undertakings.

(a)                                  The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions described in Item 6 or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the  Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on May 25, 2007.

SUPREME INDUSTRIES, INC.

By:	/s/ Herbert M. Gardner
Name: Herbert M. Gardner
Title:	Chairman of the Board and
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signatures	Title	Date

/s/ Herbert M. Gardner	Chairman of the Board,	May 25, 2007
Herbert M. Gardner	Chief Executive Officer, and
Director

/s/ William J. Barrett	Executive Vice President (Long	May 25, 2007
William J. Barrett	Range and Strategic Planning),
Secretary, and Director

/s/ Robert W. Wilson	President, Chief Operating	May 25, 2007
Robert W. Wilson	Officer, and Director

/s/ Jeffery D. Mowery	Vice President – Finance,	May 25, 2007
Jeffery D. Mowery	Treasurer, Chief Financial Officer,
and Assistant Secretary

/s/ Arthur M. Borden	Director	May 25, 2007
Arthur M. Borden

/s/ Robert J. Campbell	Director	May 25, 2007
Robert J. Campbell

/s/ Thomas Cantwell	Director	May 25, 2007
Thomas Cantwell

/s/ Edward L. Flynn	Director	May 25, 2007
Edward L. Flynn

/s/ Omer G. Kropf	Director	May 25, 2007
Omer G. Kropf

/s/ Mark C. Neilson	Director	May 25, 2007
Mark C. Neilson

EXHIBIT INDEX

Exhibit Number	Description

4.1	Amended and Restated 2004 Stock Option Plan.

5.1	Opinion of Counsel as to legality of securities being registered.

23.1	Consent of Counsel (contained in Exhibit 5.1).

23.2	Consent of Independent Registered Public Accounting Firm.

24.1	Power of Attorney.